Exhibit 10.28

CDW Limited 10 Fleet Place London, England EC4M 7RB

February 12, 2018

Re: Tax Equalization

Collin Kebo
Via Email

Dear Collin:

In connection with your job-split assignment with CDW Limited in London, U.K. from February 1, 2016 through December 31, 2016 (the “Assignment”), this letter agreement confirms that CDW’s tax equalization policy (the “Policy”) applies to employment income related to this Assignment.

The aim of the Policy is to maintain, insofar as possible, the same or similar tax obligation for you with respect to income related to the Assignment as would have been incurred had you remained in your home country. Please note that the Policy does not apply to rental income that you may have received by virtue of renting your home property; you will be held responsible for any home and/or host taxes on this income.

Under the Policy, a calculation of the estimated taxes you would have paid had you not accepted the Assignment, commonly referred to as “hypothetical tax,” will be calculated and withheld from the pay you receive in relation to your Assignment. Actual “social” taxes (e.g., U.S. Social Security and Medicare) will continue to be withheld.

A tax preparation service will be provided to you for both your U.S. and U.K. tax returns relating to the Assignment by CDW’s designated tax services provider, including on account of trailing cross-border tax considerations. It is a requirement to use CDW’s designated tax services provider for tax preparation services.

The original hypothetical tax calculation is an estimate. Therefore, a reconciliation calculation will be completed each year, along with your U.S. tax return, to determine the final hypothetical tax liability that you would be responsible for had you not gone on the Assignment. This calculation is referred to as your tax equalization calculation and will be prepared for you by CDW’s designated tax services provider.

You are required to offer such assistance and co-operation as may be reasonably requested in connection with dealing with the tax aspects of the Assignment.

This letter agreement supersedes in its entirety your assignment letter agreement with CDW Limited (formerly Kelway Limited) dated as of January 8, 2016. Please sign in the space indicated below to indicate your understanding of the terms of the Policy outlined in this letter agreement.

Sincerely,

CDW Limited By: /s/ Daniel A. Laws Name: Daniel A. Laws Title: Managing Director Date: February 12, 2018	Accepted and Agreed: By: /s/ Collin B. Kebo Name: Collin B. Kebo Title: Sr. Vice President & Chief Financial Officer, CDW Corporation Date: February 12, 2018